Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:           Wincroft, Inc.

Ladies and Gentleman,

We were previously the principal accountants for Wincroft, Inc.(the “Company”) and have issued our report dated July 1, 2008 on the audited financial statements of the Company as of March 31, 2008 and 2007.  We have read and agree with the statements contained in Item 4.01 of Form 8-K of Wincroft, Inc. regarding changes in and disagreements with its principal accountants.

October 21, 2008
Denver, Colorado

/s/ Comiskey & Company

PROFESSIONAL CORPORATION